                                                                                                 Exhibit10.1

CROWN MEDIA HOLDINGS, INC.

MASTER RECAPITALIZATION AGREEMENT

by and among

HALLMARK CARDS, INCORPORATED,

H C CROWN CORP.,

HALLMARK ENTERTAINMENT HOLDINGS, INC.,

CROWN MEDIA HOLDINGS, INC.,

CROWN MEDIA UNITED STATES, LLC,

and

THE SUBSIDIARIES OF CROWN MEDIA HOLDINGS, INC. LISTED

AS GUARANTORS ON THE CREDIT FACILITY

_________________________

Dated as of February 26, 2010

_________________________

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS
Section 1.1.	Definitions
Section 1.2.	Accounting Terms and Determinations

ARTICLE II.	RECAPITALIZATION
Section 2.1.	Acknowledgement of Indebtedness.
Section 2.2.	Mergers and Recapitalization
Section 2.3.	Reverse Stock Split

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1.	Organization of the Company
Section 3.2.	Authorization and Validity of Agreement.
Section 3.3.	Capitalization of the Company.
Section 3.4.	No Conflict or Violation; Consents.
Section 3.5.	Other Approvals.
Section 3.6.	SEC Reports and Other Information
Section 3.7.	Litigation
Section 3.8.	Brokers and Fees

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF CERTAIN ENTITIES
Section 4.1.	Representations and Warranties of HCC

ARTICLE V.	CERTAIN COVENANTS AND AGREEMENTS
Section 5.1.	Conduct of Business.
Section 5.2.	Information and Access
Section 5.3.	Notices of Certain Events
Section 5.4.	Waiver Agreement and Interim Payment on the HCC Debt.
Section 5.5.	Information Statement
Section 5.6.	Certain Provisions Relating to Consents
Section 5.7.	Stockholder Approvals
Section 5.8.	Commercially Reasonable Efforts
Section 5.9.	Further Assurances

ARTICLE VI.	MUTUAL CONDITIONS
Section 6.1.	No Injunction or Action
Section 6.2.	Regulatory Compliance

ARTICLE VII.	CONDITIONS TO THE DEBTORS' OBLIGATIONS
Section 7.1.	Representations and Warranties
Section 7.2.	Compliance with Agreement
Section 7.3.	Revolving Credit Facility
Section 7.4.	Corporate Documents

ARTICLE VIII.	CONDITIONS TO THE HCC LENDERS' OBLIGATIONS
Section 8.1.	Representations and Warranties
Section 8.2.	Compliance with Agreement
Section 8.3.	Proceedings
Section 8.4.	Corporate Documents
Section 8.5.	Effective Credit Agreement

ARTICLE IX.	THE CLOSING
Section 9.1.	The Closing
Section 9.2.	Deliveries by the Company at the Closing
Section 9.3.	Deliveries by HCC at the Closing

ARTICLE X.	TERMINATION
Section 10.1.	Termination
Section 10.2.	Effect of Termination

ARTICLE XI.	MISCELLANEOUS PROVISIONS
Section 11.1.	Notices
Section 11.2.	Amendments
Section 11.3.	No Waiver
Section 11.4.	Assignment and Parties in Interest.
Section 11.5.	Expenses
Section 11.6.	Entire Agreement
Section 11.7.	Descriptive Headings
Section 11.8.	Counterparts
Section 11.9.	Governing Law; Jurisdiction.
Section 11.10.Construction
Section 11.11.Severability
Section 11.12.Specific Performance

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SCHEDULE

NUMBER                                SCHEDULE NAME

1.1(a)	Sample Calculation of the Conversion Price, the Conversion Price Shares and the Shares to be issued pursuant to Section 2.2(b)(iii)
1.1(b)                                Knowledge
3.4                               Conflicts or Violations
3.7                                Litigation
3.8                                Brokers

EXHIBIT                                EXHIBIT NAME

A                                Form of Credit Agreement
B                                Form of Second Amended Charter
C                                Form of Certificate of Designation
D                                Form of Stockholders Agreement
E                                Form of HEIC Merger Agreement
F                                Form of HEH Merger Agreement
G                                Form of Third Amended Charter
H                                Form of Registration Rights Agreement
I                                Form of Tax Sharing Agreement Amendment

()

MASTER RECAPITALIZATION AGREEMENT

THIS MASTER RECAPITALIZATION AGREEMENT (the "Agreement"), dated as of February 26, 2010, is entered into by and among Hallmark Cards, Incorporated, a Missouri corporation ("Hallmark Cards"), H C Crown Corp., a Delaware corporation ("HCC" and, together with Hallmark Cards, the "HCC Lenders"), Hallmark Entertainment Holdings, Inc., a Delaware corporation ("HEH"), Crown Media Holdings, Inc., a Delaware corporation (the "Company"), Crown Media United States, LLC, a Delaware limited liability company ("CMUS"), and the subsidiaries of the Company listed as Guarantors on the Credit Facility (the "Guarantors," and, together with the Company and CMUS, the "Debtors").

PRELIMINARY STATEMENT

WHEREAS, pursuant to the Existing Credit Documents, the Debtors have substantial obligations owing to the HCC Lenders;

WHEREAS, the Debtors and the HCC Lenders have entered into an Amended and Restated Waiver and Standby Purchase Agreement, dated as of March 10, 2008 (as amended through immediately prior to the execution hereof, the "Waiver Agreement"), pursuant to which the HCC Lenders extended certain accommodations to the Debtors;

WHEREAS, the Waiver Agreement automatically terminates on May 1, 2010 and, as set forth herein, this Agreement amends the Waiver Agreement to provide, among other things, that the Waiver (as defined therein) shall terminate on August 31, 2010;

WHEREAS, pursuant to the Waiver Agreement, each of the Debtors was obligated to use its commercially reasonable efforts to refinance the obligations that were the subject of the Waiver Agreement, and the Debtors have been unable to obtain such refinancing;

WHEREAS, the Company desires to refinance the obligations subject to the Existing Credit Documents and to reduce the amount of its aggregate indebtedness by restructuring a portion of such obligations and exchanging the balance of such obligations for equity in the Company and, in connection therewith, to effect certain additional transactions, all on the terms set forth herein and in the Ancillary Documents;

WHEREAS, the Company formed a special committee of the board of directors of the Company to negotiate and review the terms of the Transactions (the "Special Committee"), and the Special Committee has engaged its own counsel and financial advisors in connection therewith;

WHEREAS, the Special Committee has unanimously recommended to the Board of Directors of the Company that the Board of Directors of the Company approve the Transactions and recommend such Transactions to the holders of Class A Common Stock not affiliated with HCC;

WHEREAS, the boards of directors of the parties hereto have approved the terms of the Transactions, this Agreement and the Ancillary Documents;

WHEREAS, immediately prior to the execution of this Agreement, the Company and Hallmark Entertainment Investments Co., a Delaware corporation ("HEIC") have entered into the HEIC Merger Agreement and the Company and HEH have entered into the HEH Merger Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.  In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:

"10.25% Note" has the meaning set forth in Section 2.1.

"2001 Note" has the meaning set forth in Section 2.1.

"2005 Note" has the meaning set forth in Section 2.1.

"2006 Note" has the meaning set forth in Section 2.1.

"Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.  For purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of HCC.

"Agreement" has the meaning set forth in the preamble, and shall include all schedules and exhibits hereto.

"Ancillary Documents" means the documents listed in Section 2.2, the Certificate of Designation, the Third Amended Charter, the Registration Rights Agreement and the Tax Sharing Agreement Amendment.

"Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks are not required or authorized to close in the City of New York.

"Certificate of Designation" means the Form of Certificate of Designation attached hereto as Exhibit C.

"Class A Common Stock" means the Company's Class A common stock, par value $0.01 per share.

"Class B Common Stock" means the Company's Class B common stock, par value $0.01 per share.

"Closing" has the meaning set forth in Section 9.1.

"CMUS" has the meaning set forth in the preamble hereto.

"Closing Date" has the meaning set forth in Section 9.1.

"Common Stock" means the Company's Class A Common Stock, par value $.01 per share, the terms of which shall be as set forth in the Second Amended Charter.

"Company" has the meaning set forth in the preamble hereto and, except where the context otherwise requires, includes the Company and the Company's Subsidiaries.

"Company Organizational Documents" means the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to the date hereof.

"Contracts" as of any date means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company or any of its Subsidiaries is a party as of such date.

"Conversion Price" shall mean the amount equal to (a) the quantity of (i) the total HCC Debt as of the Date of Determination, less (ii) $500 million, divided by (b) the Conversion Price Shares.  The Conversion Price shall be rounded to the nearest ten-thousandth.  For the avoidance of doubt, Schedule 1.1(a) sets forth a sample calculation of the Conversion Price.

"Conversion Price Shares" shall mean a notional number of shares of Common Stock which, when combined with the number of shares of Common Stock owned directly or indirectly by the HCC Parties as of the Date of Determination (for purposes of such calculation (x) with respect to shares of Common Stock owned directly by HEIC, including only HEH’s pro rata portion of the Common Stock owned by HEIC, and (y) excluding the shares of Common Stock that will be receivable by HCC upon conversion of the Series A Preferred Stock and pursuant to Section 2.2(b)(iii)), will equal 90.1% of the sum of (i) all outstanding shares of Common Stock on the Date of Determination prior to the Closing, (ii) the Conversion Price Shares and (iii) all shares potentially issuable upon exercise of all Outstanding Options as of the Date of Determination.  The Conversion Price Shares shall be rounded to the nearest whole share.  For the avoidance of doubt, Schedule 1.1(a) sets forth a sample calculation of the Conversion Price Shares.

"Date of Determination" shall mean the Closing Date, provided that if the Closing Date occurs on or after March 31, 2010, the "Date of Determination" shall be deemed to be March 31, 2010.

"Debtors" has the meaning set forth in the preamble hereto.

"Designated Court" has the meaning set forth in Section 11.9.

"DGCL" means the General Corporation Law of the State of Delaware.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Credit Documents" means (a) that certain Credit, Security, Guaranty and Pledge Agreement, dated August 31, 2001, by and among the Company, its Subsidiaries named therein, the lenders named therein and The Chase Manhattan Bank (now known as JPMorgan Chase Bank) ("JPMorgan"), as administrative agent and issuing bank, (b) that certain Amended and Restated Subordination and Support Agreement, dated July 27, 2007, by and among the Company, Hallmark Cards and JPMorgan, (c) that certain Guarantee Agreement, dated March 2, 2009, between Hallmark Cards and JPMorgan, (d) the 10.25% Note, (e) the 2001 Note, (f) the 2005 Note, (g) the 2006 Note and (h) the Tax Sharing Agreement.

"Governmental Entity" means any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

"Guarantors" has the meaning set forth in the preamble hereto.

"Hallmark Cards" has the meaning set forth in the preamble hereto.

"HCC" has the meaning set forth in the preamble hereto.

"HCC Debt" means (a) the aggregate principal amount of all Indebtedness, including accrued and unpaid interest thereon through the Closing Date, but excluding accrued but unpaid interest with respect to the 2001 Note, the 2005 Note and the 2006 Note; (b) all accounts payable and open intercompany accounts of the Company and its Subsidiaries owed to the HCC Lenders and their controlled Affiliates (other than the Company and its Subsidiaries); and (c) any amounts due to Hallmark Cards or its Affiliates under the Tax Sharing Agreement through December 31, 2009; provided that for the avoidance of doubt the following shall not constitute HCC Debt:  (i) Reimbursement Obligations, (ii) Ordinary Course of Business Obligations, and (iii) any amounts due to Hallmark Cards or its Affiliates under the Tax Sharing Agreement accruing on or after January 1, 2010.

"HCC Lenders" has the meaning set forth in the preamble hereto.

"HCC Parties" means collectively the HCC Lenders and HEH.

"HEH" has the meaning set forth in the preamble hereto.

"HEH Merger Agreement" has the meaning set forth in Section 2.2.

"HEIC" has the meaning set forth in the recitals hereto.

"HEIC Merger Agreement" has the meaning set forth in Section 2.2.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (a) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (b) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business which are not overdue or in default), (e) every capital lease obligation (determined in accordance with GAAP) of such Person, (f) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided, however, that the amount of such Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Persons, and (g) every obligation of the type referred to in clauses (a) through (f) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

"Information Statement" means an information statement prepared in accordance with the requirements of Regulation 240.14c-101 promulgated under the Securities Exchange Act of 1934, as amended.

"Knowledge" as applied to the Company, means the actual knowledge, after reasonable inquiry, of any person listed on Schedule 1.1(b) hereto.

"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, treaty or legally enforceable requirement enacted, issued, adopted, promulgated or applied by any Governmental Entity.

"Lien" means any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

"Material Adverse Effect" means any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, with respect solely to subsection (a) of this definition, that no effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general economic conditions or changes affecting the industry generally in which the Company and its Subsidiaries operate, except to the extent such changes have a disproportionate effect on the Company and its Subsidiaries, (ii) the announcement or performance of the Transactions, (iii) acts of war or terrorism or natural disasters, unless such acts of war or terrorism or natural disasters have a disproportionate effect on the Company and its Subsidiaries, (iv) the fact, in and of itself (and not the underlying causes thereof) that the Company failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (v) changes in any applicable Legal Requirement or generally accepted accounting principles or the interpretation thereof, or (vi) any change, in and of itself (and not the underlying causes thereof) in the price of the common stock of the Company; (b) materially impairs the ability of any of the Debtors to perform its obligations under this Agreement; or (c) materially impairs the validity or enforceability of, or materially impairs the security interests, rights, remedies or benefits available to the HCC Parties under, this Agreement.

"Mergers" has the meaning set forth in Section 2.2.

"New Credit Agreement" has the meaning set forth in Section 2.2.

"New Debt" has the meaning set forth in Section 2.2.

"New Securities" has the meaning set forth in Section 2.2.

"New Stockholders Agreement" has the meaning set forth in Section 2.2.

"Ordinary Course of Business" means an action which is both:  (a) consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; and (b) similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Company.

"Ordinary Course Of Business Obligations" means all obligations of the Company and its Subsidiaries owed to Hallmark Cards and its controlled Affiliates (other than the Company and its Subsidiaries) relating to (x) the licensing of programming or intellectual property or (y) the provisions of goods or services on an arms’ length basis, and in either case first accruing on or after January 1, 2010 (including pursuant to agreements existing prior to such date).

"Outstanding Options" has the meaning set forth in Section 3.3.

"Permit" means any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Entity under any Legal Requirement.

"Permitted Liens" means (a) Liens for utilities and current Taxes not yet due and payable, (b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code of 1986, as amended, or by the Employee Retirement Income Security Act of 1974, as amended), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (c) Liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the Company's balance sheet, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of the Company and which individually or in the aggregate do not materially interfere with the business of the Company or its Subsidiaries or the operation of the property to which they apply or materially detract from the value of the Company's or any of its Subsidiaries' assets, (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with the business of the Company or its Subsidiaries or the operation of the property to which they apply or materially detract from the value of the Company's or any of its Subsidiaries' assets, (f) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to a party hereto, none of which materially interfere with the business of the Company or its Subsidiaries or the operation of the property to which they apply or materially detract from the value of the Company's or any of its Subsidiaries' assets, (g) with respect to real property that is leased by the Company or its Subsidiaries, any Liens or other matters caused by or placed upon real property by the owners thereof, which would not otherwise be in violation of such owner's obligations under the applicable lease, other than as a result of the Company's or its Subsidiaries' breach of or default under the lease in respect of such leased real property, (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business and (i) any Liens securing the Company's existing revolving credit facility with JPMorgan Chase Bank, N.A. or any replacement facility in respect thereof.

"Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Entity or any other entity.

"Preferred Shares" has the meaning set forth in Section 2.2.

"Recapitalization" has the meaning set forth in Section 2.2.

"Recommendation" has the meaning set forth in Section 3.2.

"Registration Rights Agreement" has the meaning set forth in Section 9.2(e).

"Reimbursement Obligations" means all obligations of the Company and its Subsidiaries to reimburse Hallmark Cards and its controlled Affiliates (other than the Company and its Subsidiaries) for obligations which are primarily the obligation of the Company and its Subsidiaries, but which have been satisfied by Hallmark Cards or its controlled Affiliates on or after January 1, 2010 (including pursuant to agreements existing prior to such date) pursuant to any guarantees, letters of credit, make-whole agreements, co-obligor arrangements or similar arrangement or agreement.

"Released Matters" has the meaning set forth in Section 2.4.

"Released Parties" has the meaning set forth in Section 2.4.

"Representatives" has the meaning set forth in Section 5.2.

"Reverse Stock Split" has the meaning set forth in Section 2.3.

"Revolver" has the meaning set forth in Section 7.3.

"SEC" has the meaning set forth in Section 3.5.

"SEC Report" has the meaning set forth in Section 3.5.

"Second Amended Charter" means the Form of Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit B.

"Series A Preferred Stock" means the Company's Series A Convertible Preferred Stock, par value $.01 per share, the terms of which shall be as set forth in Certificate of Designation.

"Special Committee" has the meaning set forth in the recitals hereto.

"Subsidiary" means "subsidiary" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

"Tax Return" means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Entity in connection with Taxes.

"Tax Sharing Agreement" means the Federal Income Tax Sharing Agreement between HCC and Crown Holdings dated as of March 11, 2003, as amended to date.

"Tax Sharing Agreement Amendment" has the meaning set forth in Section 9.2(f).

"Taxes" means all federal, state, local, foreign and other taxes, assessments and water and sewer charges and rents, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers' compensation, alternative or add-on minimum, estimated, or other tax, including without limitation any interest, penalties or additions thereto.

"Third Amended Charter" means the Form of Third Amended and Restated Certificate of Incorporation attached hereto as Exhibit H.

"Transactions" means all of the transactions contemplated by this Agreement and by the Ancillary Documents.

"Waiver Agreement" has the meaning set forth in the recitals hereto.

Section 1.2. Accounting Terms and Determinations.  All references in this Agreement to "generally accepted accounting principles" or "GAAP" means generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

ARTICLE II.

RECAPITALIZATION

Section 2.1. Acknowledgement of Indebtedness.

(a) Each of the Company and CMUS acknowledges that it is validly indebted to HCC pursuant to the Promissory Note, dated as of December 14, 2001, of the Company, and guaranteed by CMUS, in the original principal amount of $75 million payable to HCC (the "2001 Note"), and that the outstanding amount of the 2001 Note (including accrued interest and interest which has been added to principal):  (i) was $110,048,399 as of December 31, 2009 and (ii) is estimated to be $108,581,366 as of March 31, 2010 (not including interest that is required to be paid in cash prior to Closing).

(b) The Company acknowledges that it is validly indebted to HCC pursuant to the 10.25% Note, and that the outstanding principal amount of the 10.25% Senior Unsecured Discount Note, issue date August 5, 2003, of the Company, in the initial accreted value of $400 million, payable to HCC (the "10.25% Note") (including accrued interest and interest which has been added to principal):  (i) was $758,755,048 as of December 31, 2009 and (ii) is estimated to be $778,012,072 as of March 31, 2010 ( including interest that is required to be paid in kind prior to Closing).

(c) The Company acknowledges that it is validly indebted to HCC pursuant to the Promissory Note, dated as of March 21, 2006, of the Company in the original principal amount of $70,414,087.87 payable to HCC (formerly payable to Hallmark Entertainment Holdings, Inc.) (the "2006 Note"), and that the outstanding amount of the 2006 Note (including accrued interest and interest which has been added to principal):  (i) was $62,844,768 as of December 31, 2009 and (ii) is estimated to be $62,006,997 as of March 31, 2010 (not including interest that is required to be paid in cash prior to Closing).

(d) CMUS acknowledges that it is validly indebted to HCC pursuant to the Promissory Note, dated as of October 1, 2005, of CMUS, in the original principal amount of $132,785,424, payable to HCC (formerly payable to Hallmark Entertainment Holdings, Inc.) (the "2005 Note"), and that the outstanding amount of the 2005 Note (including accrued interest and interest which has been added to principal):  (i) was $172,407,147 as of December 31, 2009 and (ii) is estimated to be $170,108,821 as of March 31, 2010 (not including interest that is required to be paid in cash prior to Closing).

(e) The Company acknowledges that it and its Subsidiaries were validly indebted to HCC and its Affiliates with respect to the Tax Sharing Agreement as of December 31, 2009 in the amount of $8,525,319 and that such amount of indebtedness HCC and its Affiliates is not expected to change through March 31, 2010.

(f) The Company acknowledges that it and its Subsidiaries are validly indebted to HCC and its Affiliates with respect to accounts payable and open intercompany accounts as of December 31, 2009 in the amount of $15,233,814 and that any change to such amount of indebtedness to HCC and its Affiliates through March 31, 2010, if any, is expected to be immaterial.

Section 2.2. Mergers and Recapitalization.  (a)                                                                On the Closing Date the following transactions shall occur in the following order:

(i) First, the Company shall file the Second Amended Charter and then the Certificate of Designation with the Secretary of State of the State of Delaware.

(ii) Second, the HCC Lenders shall exchange the HCC Debt for the following (the "Recapitalization"):

(A) $315,000,000 principal amount of indebtedness of the Debtors (the "New Debt") on the terms and subject to the conditions set forth in the Credit Agreement in the form attached hereto as Exhibit A (including the exhibits thereto, the "New Credit Agreement").

(B) 185,000 shares of the Series A Preferred Stock, with an initial liquidation preference of $185,000,000, issued to HCC (the "Preferred Shares");

(C) A number of shares of the Common Stock (the "Common Shares" and, together with the Preferred Shares, the "New Securities") issued to HCC equal to (x) the quantity of the HCC Debt as of the Closing Date less $500 million, divided by (y) the Conversion Price, such result rounded to the nearest whole share (for the avoidance of doubt, Schedule 1.1(a) sets forth a sample calculation of such number of shares of Common Stock), and HCC and the Company shall enter into the stockholders agreement in the form attached hereto as Exhibit D (the "New Stockholders Agreement").

(D) A cash payment equal to all accrued but unpaid interest on the 2001 Note, the 2005 Note and the 2006 Note.

(iii) Third, HEIC shall be merged with and into the Company on the terms and subject to the conditions set forth in the merger agreement in the form attached hereto as Exhibit E (the "HEIC Merger Agreement"), which the Company and HEIC executed immediately prior to the execution of this Agreement.

(iv) Fourth, HEH shall be merged (together with the merger described in Section 2.2(c), the "Mergers") with and into the Company on the terms and subject to the conditions set forth in the merger agreement in the form attached hereto as Exhibit F (the "HEH Merger Agreement"), which the parties executed immediately prior to the execution of this Agreement.

(b)           As a result of the Transactions, immediately following the Closing of the Transactions, all of the HCC Debt, except to the extent converted and continued as New Debt, shall be extinguished and discharged.

Section 2.3. Reverse Stock Split.  At any time prior to December 31, 2013, at the request of the Special Committee or any other special committee of the Company's Board of Directors comprised of disinterested directors who are independent of the HCC Parties, the Company shall file the Third Amended Charter with the Secretary of State of the State of Delaware no later than three (3) Business Days following such request.  The exact ratio of the reverse stock split referenced in the Third Amended Charter shall be determined by the Board of Directors (upon the recommendation of the Special Committee or such other special committee) immediately prior to the filing of the Third Amended Charter and shall be included in a public announcement to all stockholders distributed on the date of such filing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the HCC Lenders and HEH as follows:

Section 3.1. Organization of the Company.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2. Authorization and Validity of Agreement.

(a) Each Debtor has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) As of the date of this Agreement, the Special Committee has received:  (x)  Morgan Stanley & Co.'s advice and recommendation regarding the Transactions, and (y) the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, subject to certain assumptions, qualifications, limitations and other matters, the aggregate consideration to be issued or paid by the Company or its wholly owned subsidiary, CMUS, in exchange for the HCC Debt in the Recapitalization pursuant to this Agreement and the outstanding shares of common stock of HEIC and HEH in the Mergers pursuant to the HEIC Merger Agreement and the HEH Merger Agreement is, in the aggregate, fair to the Company from a financial point of view.  The Special Committee has unanimously passed resolutions:  (i) determining that the terms of the Transactions are fair to, and in the best interests of, the Company and its stockholders (other than the HCC Parties); and (ii) recommending (the "Recommendation") to the Company's Board of Directors that such Board:  (x) approve the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions and (y) declare this Agreement (and, to the extent applicable, the Ancillary Agreements) advisable.

(c) The Company's Board of Directors has adopted resolutions reflecting the Recommendation by the Special Committee.

(d) The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of the Class A Common Stock and the Class B Common Stock voting together as a single class (and, in the case of the Second Amended Charter, voting separately by class) is the only vote required by the stockholders of the Company to approve the Transactions and adopt this Agreement under the DGCL and the Company Organizational Documents, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement.

(e) This Agreement has been duly executed by each Debtor and, assuming due execution and delivery by the HCC Lenders, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, of which 74,117,654 shares are outstanding, (ii) 120,000,000 shares of Class B Common Stock, of which 30,670,422 shares are outstanding, and (iii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding.  All outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to and was not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right, and no personal liability attaches to the ownership thereof.  The capital stock described as outstanding in clauses (i) and (ii) above are the sole outstanding shares of capital stock of the Company.  As of the date hereof, there are options to acquire 87,238 shares of Class A Common Stock outstanding (the "Outstanding Options").  The number of Outstanding Options is expected to be reduced to 85,813 Outstanding Options after March 17, 2010 as a result of the anticipated expiration of 1,425 Outstanding Options.  Except as set forth in the preceding sentence and for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company.

(b) Assuming the Closing Date is April 30, 2010, immediately following the consummation of the transactions contemplated by Section 2.2, the authorized capital stock of the Company will consist of (i) 500,000,000 shares of Common Stock, par value $.01 per share, of which 354,715,466 shares will be outstanding (excluding 85,813 shares which may be issued upon the exercise of Outstanding Options), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which 400,000 will be designated as Series A Preferred Stock, of which 185,000 will be outstanding.  The capital stock described as outstanding in clauses (i) and (ii) above will be the sole outstanding shares of capital stock of the Company at such time, and, except for the rights under this Agreement and for Outstanding Options to the extent not surrendered, forfeited, expired or exercised prior to such date, there will be no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any capital stock of the Company.

(c) The shares of Common Stock to be issued to HCC pursuant to the terms of this Agreement or upon conversion of the Series A Preferred Stock, when so issued will be duly authorized and validly issued, will be fully paid and nonassessable and will not be subject to (except to the extent expressly set forth in the New Stockholders Agreement) and will not have been issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right, and no personal liability will attach to the ownership thereof.

(d) The shares of Series A Preferred Stock to be issued to HCC pursuant to the terms of this Agreement, when so issued will be duly authorized and validly issued, will be fully paid and nonassessable, will be entitled to all of the rights provided for in the Certificate of Designation and will not be subject to and will not have been issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right, and no personal liability will attach to the ownership thereof.

Section 3.4. No Conflict or Violation; Consents.

(a) The execution, delivery and performance by the Debtors of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) violate any Legal Requirement or (iii) except as set forth on Schedule 3.4, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract or Permit or result in the creation or imposition of any Lien upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts, Permits or obligations thereunder.

(b) Except for the approval of the Company's stockholders as described in Section 3.2, no consent, waiver, authorization or approval of any Governmental Entity or any other Person, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person, is required in connection with the execution and delivery of this Agreement by the Debtors or the performance by the Company or its Subsidiaries of their obligations hereunder.

Section 3.5. Other Approvals.

(a) Section 203.  The Board of Directors has taken all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Ancillary Documents and the Transactions.  Neither the execution and delivery of this Agreement nor the consummation of Transactions will prohibit for any period of time, or impose any stockholder approval requirement with respect to, the Common Stock to be issued to HCC.

(b) Takeover Laws.  Other than as described in Section 3.5(a), no anti-takeover Legal Requirement prohibits the consummation of the Transactions or imposes any additional stockholder approvals or conditions with respect to the Transactions or the Common Stock.

Section 3.6. SEC Reports and Other Information. Since December 31, 2005, the Company, to the Company's Knowledge, has filed, with the Securities and Exchange Commission (the "SEC"), all filings required by the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the "SEC Reports").  As of their respective dates, each of the SEC Reports (a) complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, other than any misstatements or omissions in an SEC filing that were corrected in a subsequent SEC Report filed prior to the date hereof.  The Company, to the Company's Knowledge, is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.  All financial projections and other forecasts furnished by the Company to HCC or any of its Affiliates or to the Special Committee and its advisors were prepared in good faith based on reasonable assumptions and represent the Company's good faith estimate of future results based on information available as of the date such information was furnished.

Section 3.7. Litigation.  Except as set forth in Schedule 3.7, there are no claims, actions, suits or other proceedings pending or, to the Company's Knowledge, threatened before any Governmental Entity that would prevent the consummation of all or any part of the Transactions or otherwise relating to this Agreement or the Transactions.

Section 3.8. Brokers and Fees.  Except to the extent set forth in Schedule 3.8, no broker, finder, financial advisor or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee, success or contingency fee or other commission from, the Company or its Subsidiaries in connection with this Agreement or the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF CERTAIN ENTITIES

Section 4.1. Representations and Warranties of HCC.  HCC hereby represents and warrants to the Company with respect to Hallmark Cards, HCC and HEH as follows:

(a) Organization.  Each such Person is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted.  Each such Person is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, materially impair such Person's ability to consummate the Transactions.

(b) Authorization and Validity of Agreement.  Each such Person has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  Each of the HCC Parties has taken all necessary corporate action to approve the execution of this Agreement and the Transactions. This Agreement has been duly executed by each such Person and, assuming due execution and delivery by the other parties hereto, shall constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(c) Investment Intent.  The New Debt, Common Stock and Series A Preferred Stock will be acquired hereunder solely for the account of HCC for investment, and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended.

(d) Ownership.  As of the date hereof, the HCC Lenders own directly or indirectly 69,997,656 shares of Class A Common Stock (including, for these purposes, shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock) of the Company (including for purposes hereof with respect to HEIC only HEH’s pro rata portion of the shares of the Company's common stock owned by HEIC).

(e) Indebtedness.  None of the Company or its Subsidiaries has any outstanding Indebtedness to Hallmark Cards or its controlled Affiliates, other than (i) prior to the Closing, the HCC Debt, (ii) accrued but unpaid interest through the Closing Date with respect to the 2001 Note, the 2005 Note and the 2006 Note, and (iii) for the avoidance of doubt, (x) Reimbursement Obligations, (y) Ordinary Course of Business Obligations, and (z) any amounts due to Hallmark Cards or its Affiliates under the Tax Sharing Agreement accruing on or after January 1, 2010.

(f) Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement or the HEH Merger Agreement by HEH will: (i) conflict with or result in any breach of any provision of the organizational documents of HEH, (ii) require any filing by HEH with, notice to, or permit, authorization, consent or approval of, any Governmental Entity other than the Secretary of State of the State of Delaware, (iii) result in a violation or breach by HEH of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which HEH is a party or by which its properties or assets may be bound, or (iv) violate any Legal Requirements, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of HEH to perform its obligations under this Agreement or the HEH Merger Agreement.

(g) No Liabilities.  Except for (a) liabilities incurred pursuant to the transactions contemplated by this Agreement and the HEH Merger Agreement, and (b) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, HEH does not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise) other than non-material liabilities related to the maintenance of its existence as a corporation.  There are no proceedings pending or, to the knowledge of the HCC Lenders, threatened against HEH, other than any such proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company following the Mergers.  Neither HEH nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company following the Mergers.

ARTICLE V.

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business.

(a) From the date hereof through the Closing Date, the Company shall, and shall cause its Subsidiaries to:

(i) operate only in the Ordinary Course of Business and continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practices in a condition suitable for their current use;

(ii) use commercially reasonable efforts to keep available generally the services of its present officers and employees and preserve generally the present relationships with Persons having business dealings with it;

(iii) use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(iv) keep its books of account, files and records in the Ordinary Course of Business;

(v) pay in cash, when due, all accrued but unpaid interest on the 2001 Note, the 2005 Note and the 2006 Note;

(vi) file, when due or required, all SEC Reports, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted; and

(vii) inform HCC of the occurrence of any event which could reasonably be expected to result in a breach of any representation or warranty contained in Article III.

(b) From the date hereof through the Closing Date, except as expressly contemplated by this Agreement, the Company shall not, and shall not permit its Subsidiaries to:

(i) make any change in any Company Organizational Document;

(ii) sell, assign, lease, transfer, abandon, sublease or otherwise convey its assets, properties or rights, other than in the Ordinary Course of Business;

(iii) incur, or suffer to exist, any Lien on the assets of the Company other than Permitted Liens;

(iv) acquire, lease, sublease, license or dispose of any material assets or properties other than in accordance with past practices, including, if applicable, upon approval by a duly authorized committee of the Company's Board of Directors;

(v) settle, release or forgive any material claim or litigation or waive any material right for an amount greater than $1,000,000 in the aggregate;

(vi) make, change or revoke, or permit to be made, changed or revoked, without the consent of HCC, any material election or method of accounting with respect to Taxes;

(vii) enter into, or permit to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

(viii) enter into, amend or terminate any material lease or any material Contract or commitment outside of the Ordinary Course of Business or except in accordance with past practices, including, if applicable, upon approval by a duly authorized committee of the Company's Board of Directors;

(ix) enter into any employment Contract with any director, officer or employee of the Company or make any payment, advance or loan to, or enter into any material transaction of any other nature with, any director, officer or employee of the Company, other than the payment, in the Ordinary Course of Business, of salary, bonus and fringe benefits to the directors, officers and employees of the Company or its Subsidiaries required pursuant to any documentation filed with the SEC prior to the date of this Agreement;

(x) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares or units of any class of capital stock, membership interests or partnership interests, or securities convertible into or exchangeable for shares or units of capital stock, membership interests or partnership interests, or any rights, warrants or options to acquire any such shares or units of capital stock, membership interests or partnership interests, or other convertible securities of the Company or its Subsidiaries;

(xi) redeem, retire, repurchase or otherwise acquire, directly or indirectly, or split, combine or reclassify any shares of the capital stock of the Company or its Subsidiaries, or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock, membership interests or partnership interests of the Company or its Subsidiaries;

(xii) (A) except as may be required by applicable Legal Requirement, or, in respect of any severance agreement, as may be required by any existing employee benefit plan or employee pension plan (but without regard to any changes to such plans after the date hereof), enter into any new (or amend any existing) employee benefit plan, or materially amend any such plan or agreement; (B) except with respect to an employee or consultant first hired subsequent to the date of this Agreement, enter into any new (or amend any existing) employment, severance or consulting agreement; (C) except as may be required by any existing employee benefit plan or employee pension plan (but without regard to any changes to such plans after the date hereof), pay or agree to pay any pension, retirement allowance or other employee benefit (and, in the case of clauses (A), (B) and (C) of this subsection, other than in accordance with past practices, including, if applicable, upon approval by a duly authorized committee of the Company's Board of Directors); (D) increase in any manner the rate or terms of salary, wage, bonus or other compensation of any director, officer or employee, except, in each case, as required by law, required pursuant to pre-existing contractual provisions or, with respect to annual performance bonuses and salary increases, to the extent made in the Ordinary Course of Business; or (E) grant any stock-based or other incentive compensation other than in the Ordinary Course of Business;

(xiii) make, enter into, modify, amend, terminate or waive any right or remedy, in any manner that would be reasonably expected to have a Material Adverse Effect, under any Contract;

(xiv) make or commit to make any capital expenditures or programming acquisitions which are not in the Ordinary Course of Business;

(xv) incur any Indebtedness (other than pursuant to refinancing the Company's existing revolving credit facility with JPMorgan Chase Bank, N.A.) or on or after March 31, 2010 pay, redeem, retire, repurchase or otherwise satisfy, in whole or in part, the HCC Debt;

(xvi) enter into an agreement or adopt a plan with respect to any merger, consolidation, liquidation or business combination involving the Company or its Subsidiaries or any acquisition or disposition of all or substantially all of the assets, properties or rights or any securities of the Company or its Subsidiaries;

(xvii) acquire (whether by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(xviii) except for travel and other business expense-related advances to employees made in the Ordinary Course of Business and intercompany loans, make any loans, advances or capital contributions to, or investments in, any Person;

(xix) make or change any Tax election, change an annual accounting period, adopt or change any accounting method except as required by GAAP, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries or surrender any right to claim a refund of Taxes;

(xx) take any action that would cause any of the representations and warranties made by the Company in this Agreement not to remain true and correct; or

(xxi) commit to do any of the foregoing or authorize or enter into any Contract to do any of the actions prohibited by the foregoing.

Section 5.2. Information and Access. Upon reasonable advance notice, the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of the HCC Lenders reasonable access throughout the period prior to the Closing Date, to all of its employees, agents, accountants, properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the HCC Lenders and their Representatives, (i) access to each report, schedule and other document filed or received by the Company or any of the Company's Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission and (ii) access to all information concerning the Company, the Company's Subsidiaries and their respective directors, officers, stockholders, operations, facilities, properties and such other matters as may be reasonably requested by the HCC Lenders or their Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the Transactions; provided, that all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as the Company may establish.  During any visit to the business or property sites of the Company or any of the Company's Subsidiaries, the HCC Lenders shall, and shall cause their Representatives accessing such properties to, conduct itself in a manner that is consistent with such reasonable procedures as are established by the Company and would not be reasonably expected to interfere with the operation of the Company's business.  The Company acknowledges that time is of the essence with respect to its compliance with its covenants in this Section 5.2.  No investigation pursuant to this Section 5.2 shall affect any representation, warranty or covenant of the Company in this Agreement or any condition on the obligations of the HCC Lenders in this Agreement.

Section 5.3. Notices of Certain Events. The Company shall promptly notify the HCC Lenders of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions (and the response thereto from the Company or its Representatives), (ii) any communication from any Governmental Entity in connection with the Transactions (and the response thereto from the Company or its Representatives), (iii) any claims, actions, suits or other proceedings commenced or, to the Company's Knowledge, threatened before any Governmental Entity that would prevent the consummation of all or any part of the Transactions or otherwise relating to this Agreement or the Transactions (and the response thereto from the Company or its Representatives), (iv) any material events, changes, discussions, notices, changes or developments relating to the litigation set forth on Schedule 3.7 and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing Date which causes or is reasonably likely to cause the conditions set forth in Article VIII of this Agreement not to be satisfied or result in such satisfaction being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the closing conditions or otherwise limit or affect the remedies available.  With respect to any of the foregoing, the Company will consult with HCC and its Affiliates and their Representatives so as to permit HCC and its Affiliates and their Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

Section 5.4. Waiver Agreement and Interim Payment on the HCC Debt.

(a) Section 2(c) of the Waiver Agreement shall be amended by replacing the first sentence thereof with the following:

This Waiver shall terminate automatically on August 31, 2010.

(b) Section 7(e) of the Waiver Agreement shall be amended to add the following as the last sentence thereof:

Notwithstanding the foregoing, no amounts otherwise due and payable pursuant to this Section 7(e) for the year ended December 31, 2009 shall become due and payable; provided, that such amounts shall become due and payable on August 31, 2010 if the “Closing” under the Master Recapitalization Agreement, dated February 26, 2010, shall not have occurred by such date.

(c) From the date hereof through the Closing, the Debtors shall pay interest on the 2001 Note, the 2005 Note, and the 2006 Note in cash when due, and all other interest on the HCC Debt shall accrue and be added to principal.

(d) Hallmark Cards will use its best efforts to ensure that the Company will have continued access to up to $30 million under the Company's existing revolving credit facility with JPMorgan Chase Bank, N.A. (or any other revolving credit facility) while the Waiver Agreement is in effect.

Section 5.5. Information Statement.  The Company will use its best efforts to prepare and file with the SEC as promptly as is reasonably practicable (but in any event not later than March 20, 2010) the Information Statement in a form that complies in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  HCC and its Affiliates shall furnish to the Company all information requested concerning itself which is required or customary for inclusion in the Information Statement.  The Company and HCC each agrees to respond as promptly as is practicable to any comments of the SEC on the Information Statement, and the Company agrees to mail the Information Statement to all of the Company's stockholders promptly after the Company learns that the Information Statement will not be reviewed or that the SEC staff has no further comments thereon.  The Company covenants and agrees that the Information Statement and any amendment thereof or supplement thereto to be sent to the stockholders of the Company in connection with the Transactions will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  The information provided by any party hereto for use in or incorporation by reference in the Information Statement shall be true and correct in all material respects, at the date mailed to stockholders of the Company, without omission of any material fact which is required to make such information not false or misleading.  All financial projections and other forecasts prepared by the Company for use in or incorporation by reference in the Information Statement were, or shall be, as applicable, prepared in good faith based on reasonable assumptions and represent the Company's good faith estimate of future results based on information available as of the date of the Information Statement.  No representation, covenant or agreement is made by any party hereto with respect to information supplied in writing by any other party specifically for inclusion in the Information Statement.  If at any time prior to the Closing Date any information relating to the Company or HCC, or any of their respective Affiliates, officers or directors, should be discovered by the Company or HCC which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 5.6. Certain Provisions Relating to Consents. The Company shall use commercially reasonable efforts prior to and after the Closing Date to obtain all consents that are required in connection with the transactions contemplated by this Agreement.

Section 5.7. Stockholder Approvals.  The Second Amended Charter and the Third Amended Charter having been approved by the Company's Board of Directors, and the HEH Merger Agreement and the HEIC Merger Agreement having each been approved by the board of directors of each of the applicable constituent corporations and executed and delivered by each of the applicable constituent corporations:

(a) HEH as:  (i) a stockholder of HEIC hereby approves the HEIC Merger Agreement and the consummation of the transactions contemplated thereby and intends that this Agreement shall constitute its written consent as a stockholder of HEIC to such matters pursuant to Section 228 of the DGCL; and (ii) a stockholder of the Company immediately following the HEIC Merger hereby approves the HEH Merger Agreement, the Third Amended Charter and the consummation of the transactions contemplated thereby and the share issuances contemplated by this Agreement, and intends that this Agreement shall constitute its written consent as a stockholder of the Company to such matters pursuant to Section 228 of the DGCL.

(b) HCC as:  (i) a stockholder of HEH hereby approves the HEH Merger Agreement and the consummation of the transactions contemplated thereby and intends that this Agreement shall constitute its written consent as a stockholder of HEH to such matters pursuant to Section 228 of the DGCL; and (ii) as a stockholder of the Company (both presently and as a successor to HEH) hereby approves the Second Amended Charter, the HEIC Merger Agreement, the HEH Merger Agreement, the Third Amended Charter and the consummation of the transactions contemplated thereby and the share issuances contemplated by this Agreement, and intends that this Agreement shall constitute its written consent as a stockholder of the Company to such matters pursuant to Section 228 of the DGCL.

Section 5.8. Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the Transactions, including, without limitation, obtaining all necessary actions or nonactions, waivers, consents and approvals from all applicable Governmental Entities in connection with the Transactions.

Section 5.9. Further Assurances.  Upon the request of HCC or any of its Affiliates at any time after the Closing Date, the Company shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as HCC or its Affiliate may reasonably request in order to perfect title of such entity and its successors and assigns to the New Debt, Series A Preferred Stock or Common Stock or otherwise to effectuate the purposes of this Agreement.

ARTICLE VI.

MUTUAL CONDITIONS

The respective obligations of each party to consummate the Transactions is subject to the satisfaction (unless waived in writing by the party against whom enforcement is being sought) of each of the following conditions on or prior to the Closing Date:

Section 6.1. No Injunction or Action.  No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the Transactions which has not been vacated, dismissed or withdrawn prior to the Closing Date.

Section 6.2. Regulatory Compliance.  Twenty (20) calendar days shall have elapsed since the date on which the Company shall have mailed the Information Statement to all of its stockholders as required by the Exchange Act.

ARTICLE VII.

CONDITIONS TO THE DEBTORS' OBLIGATIONS

The obligation of each Debtor to consummate the Transactions is subject to the satisfaction (unless waived in writing by the Company with the consent of the Special Committee) of each of the following conditions on or prior to the Closing Date:

Section 7.1. Representations and Warranties.  The representations and warranties of the HCC Lenders contained in this Agreement which are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of the HCC Lenders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.  HCC shall have delivered to the Company a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 7.2. Compliance with Agreement.  Each HCC Lender shall have performed and complied, in all material respects, with all covenants to be performed or complied with by it on or prior to the Closing Date.  HCC shall have delivered to the Company a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 7.3. Revolving Credit Facility.  The Company shall have obtained a revolving credit facility from a third-party lender (the "Revolver") (with a term of not less than 360 days from the Closing Date) with availability of at least $30 million and on other terms and conditions reasonably acceptable to the Company, and Hallmark Cards shall have guaranteed, or caused one or more of its Affiliates to guarantee, the Revolver.

Section 7.4. Corporate Documents.  The Company shall have received from HCC certified copies of the resolutions duly adopted by the board of directors of HCC and its Affiliates party hereto, as applicable, approving the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, and such resolutions shall be in full force and effect as of the Closing Date.

ARTICLE VIII.

CONDITIONS TO THE HCC LENDERS' OBLIGATIONS

The obligation of each HCC Lender to consummate the Transactions is subject to the satisfaction (unless waived in writing by HCC) of each of the following conditions on or prior to the Closing Date:

Section 8.1. Representations and Warranties.  The representations and warranties of the Debtors contained in this Agreement which are qualified as to materiality shall be true and correct on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of the Debtors contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made anew on and as of the Closing Date.  The Company shall have delivered to HCC a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 8.2. Compliance with Agreement.  Each Debtor shall have performed and complied, in all material respects, with all covenants to be performed or complied with by it on or prior to the Closing Date.  The Company shall have delivered to HCC a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

Section 8.3. Proceedings.  Hallmark Cards shall not have delivered a written notice to the Company certifying that Hallmark Cards, in its sole discretion (but only after consultation with outside legal counsel), shall have determined that the status of any pending or threatened litigation (including, without limitation, the action styled S. Muoio & Co. LLC v. Abbott et al, C.A. No. 4729-CC (Del. Ch.)) or regulatory proceeding involving the Company or its Subsidiaries in connection with this Agreement and/or the Transactions shall be unsatisfactory to Hallmark Cards.

Section 8.4. Corporate Documents.  HCC shall have received from the Company certified copies of the resolutions duly adopted by the board of directors or similar governing body of each Debtor approving the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, and such resolutions shall be in full force and effect as of the Closing Date.

Section 8.5. Effective Credit Agreement.  All conditions to the effectiveness of the New Credit Agreement shall have been satisfied or waived by the party or parties, as applicable, entitled to the benefit thereof.

ARTICLE IX.

THE CLOSING

Section 9.1. The Closing.  The Closing of the transactions contemplated hereby (the "Closing") shall be held no later than ten (10) Business Days after each of the conditions precedent set forth in Articles VI, VII and VIII have been satisfied or waived by the party entitled to the benefit thereof or on such other date as the Company and HCC shall agree (the "Closing Date").  The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 or at such other place as the parties may mutually agree.

Section 9.2. Deliveries by the Company at the Closing.  At the Closing, the Company shall deliver, or cause to be delivered, to HCC, copies of the following items:

(a) the certificates referred to in Sections 8.1 and 8.2, duly executed by the Company;

(b) the certified resolutions referred to in Section 8.4;

(c) the New Credit Agreement and all documents and agreements contemplated by the Credit Agreement, duly executed by the Debtors party thereto;

(d) the Revolving Credit Agreement, duly executed by the Company and the lender thereunder;

(e) the Registration Rights Agreement in the form attached hereto as Exhibit H (the "Registration Rights Agreement"), duly executed by the Company;

(f) the Amendment to the Tax Sharing Agreement in the form attached hereto as Exhibit I (the "Tax Sharing Agreement Amendment"), duly executed by the Company;

(g) evidence of filing of the Second Amended Charter with the Secretary of State of the State of Delaware;

(h) evidence of filing of the Certificate of Designation with the Secretary of State of the State of Delaware;

(i) stock certificates representing the New Securities to be issued pursuant to Section 2.2 hereof, duly executed by the Company; and

(j) all other previously undelivered documents that the Company is required to deliver to HCC or its Affiliates pursuant to this Agreement.

Section 9.3. Deliveries by HCC at the Closing.  At the Closing, HCC shall deliver, or cause to be delivered, to the Company, the following items:

(a) the certificates referred to in Sections 7.1 and 7.2, duly executed by HCC;

(b) the certified resolutions referred to in Section 7.4;

(c) the New Credit Agreement, duly executed by HCC;

(d) the Registration Rights Agreement, duly executed by HCC;

(e) the Tax Sharing Agreement Amendment, duly executed by Hallmark Cards; and

(f) all other previously undelivered documents that HCC is required to deliver to the Company pursuant to this Agreement.

ARTICLE X.

TERMINATION

Section 10.1. Termination.  Anything in this Agreement to the contrary notwithstanding, this Agreement and the Transactions may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a) By mutual written consent of all of the parties hereto;

(b) By either HCC or the Company upon written notice if a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition that enjoins or otherwise prohibits consummation of all or any part of the Transactions; or

(c) After the later of (i) June 30, 2010 and (ii) 45 days following receipt of notice that the Information Statement will not be reviewed by the SEC or that the SEC staff has no further comments thereon, by HCC or the Company (if such terminating party or any of its Affiliates is not then in default of any obligation hereunder), if the Closing has not occurred on or before such date;

provided, however, that the termination of this Agreement by the Company pursuant to this Section 10.1 shall not be effective unless it is first approved by the Special Committee.

Section 10.2. Effect of Termination.  In the event this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties hereunder shall terminate, except that Section 5.4 and Articles X and XI shall survive termination and except that nothing in this Section 10.2 shall relieve any party hereto of any liability for breach of any of the covenants or any of the representations or warranties contained in this Agreement prior to such termination.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to the Debtors:	Crown Media Holdings, Inc. 12700 Ventura Boulevard Studio City, California 91604 Attention: Chief Executive Officer
With a copy to: (which shall not constitute notice)	Crown Media Holdings, Inc. 12700 Ventura Boulevard Studio City, California 91604 Attention: Chief Financial Officer

Crown Media Holdings, Inc.
12700 Ventura Boulevard
Studio City, California 91604
Attention: General Counsel

Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, Delaware 19801
Attention: Mark J. Gentile
Facsimile No. (302) 498-7722

If to the HCC Lenders:	Hallmark Cards, Incorporated 2501 McGee Trafficway Kansas City, MO 64108 Attention: Chief Financial Officer MD 319
With a copy to: (which shall not constitute notice)	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Maurice M. Lefkort Facsimile No. (212) 728-8111
or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

Section 11.2. Amendments.  The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.  Any change, modification or amendment by the Company shall only be effective with the consent of the Special Committee.

Section 11.3. No Waiver.  No failure on the part of the parties hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.4. Assignment and Parties in Interest.

(a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by any of the parties hereto except with the prior written consent of the other parties hereto; provided, however, that prior to or after the Closing, the HCC Lenders may assign any or all of their rights hereunder to any of their Affiliates, provided that no such assignment shall relieve such parties of their obligations hereunder.

(b) Except as provided in Section 2.3, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

Section 11.5. Expenses.  Except as expressly set forth in this Agreement, each party to this Agreement shall bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with this Agreement and the Transactions.

Section 11.6. Entire Agreement.  This Agreement and the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.  The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.7. Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 11.8. Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.  Facsimile signatures will be treated as originals.

Section 11.9. Governing Law; Jurisdiction.

(a) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

(b) Any and all claims arising out of, relating to or in connection with  this Agreement or any of the Transactions or the subject matter hereof, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, the United States District Court for the District of Delaware (the "Designated Court").  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract or otherwise arising out of, relating to or in connection with this Agreement or any of the Transactions or the subject matter hereof in any court other than the Designated Court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such the Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

Section 11.10. Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context otherwise requires:  (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) "$" means the currency of the United States of America.  No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty.  It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative.

Section 11.11. Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 11.12. Specific Performance.  Without limiting or waiving in any respect any rights or remedies of the HCC Lenders under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

HALLMARK PARTIES	HALLMARK CARDS, INCORPORATED

By:	/s/ TIMOTHY GRIFFITH

Name: TIMOTHY GRIFFITH

Title: EXECUTIVE VICE PRESIDENT - CFO

H C CROWN CORP.

By:	/s/ TIMOTHY GRIFFITH

Name: TIMOTHY GRIFFITH

Title: VICE PRESIDENT

HALLMARK ENTERTAINMENT HOLDINGS, INC.

By:	/s/ TIMOTHY GRIFFITH

Name: TIMOTHY GRIFFITH

Title: PRESIDENT

THE DEBTORS	CROWN MEDIA HOLDINGS, INC.

By:	/s/ CHARLES STANFORD

Name: CHARLES STANFORD

Title: EXECUTIVE VICE PRESIDENT

CROWN MEDIA UNITED STATES, LLC

By:	/s/ CHARLES STANFORD

Name: CHARLES STANFORD

Title: VICE PRESIDENT

CM INTERMEDIARY, LLC

By:	/s/ CHARLES STANFORD

Name: CHARLES STANFORD

Title: VICE PRESIDENT

CITI TEEVEE, LLC

By:	/s/ CHARLES STANFORD

Name: CHARLES STANFORD

Title: VICE PRESIDENT

DOONE CITY PICTURES, LLC

By:	/s/ CHARLES STANFORD

Name: CHARLES STANFORD

Title: VICE PRESIDENT

Schedule 1.1(a)

Sample Calculation of the Conversion Price, the Conversion Price Shares and

the Shares to be issued pursuant to Section 2.2(b)(iii)

Assumptions:

Closing Date:  April 30, 2010

HCC DebtDetermination is the HCC Debt as of the Determination Date: $1,142,468,389.

HCC DebtClosing is the HCC Debt as of the Closing Date:  $1,149,011,446.

Step One:  Calculate the Conversion Price Shares:

Conversion Price Shares + HCC SharesDetermination= 90.1% (Shares OutstandingDetermination + Conversion Price Shares + Option SharesDetermination)

Where:

HCC SharesDetermination are the shares owned directly or indirectly by the HCC Parties on the Date of Determination calculated pursuant to the definition of Conversion Price Shares = 69,997,656.

Shares OutstandingDetermination are the shares outstanding on the Date of Determination prior to the Closing = 104,788,076.

Option SharesDetermination = shares issuable upon exercise of all Outstanding Options on the Date of Determination = 85,813.

Solving that formula yields Conversion Price Shares of 247,411,294.

Step Two:  Calculate the Conversion Price = (HCC DebtDetermination – 500,000,000)/Conversion Price Shares

Solving the formula yields a Conversion Price of $2.5968.

Step Three:  Calculate the number of shares of Common Stock to be issued pursuant to Section 2.2(b)(iii).

= (HCC DebtClosing -500,000,000)/Conversion Price

Solving the formula yields 249,927,390 shares of Common Stock to be issued pursuant to Section 2.2(b)(iii).

Schedule 1.1(b)

Knowledge

William Abbott, President & Chief Executive Officer

Charles Stanford, Executive Vice President & General Counsel

Brian Stewart, Executive Vice President & Chief Financial Officer

Schedule 3.4

Conflicts or Violations

None.

Schedule 3.7

Litigation

On July 13, 2009, a lawsuit was brought in the Delaware Court of Chancery against each member of the Board of Directors of the Borrower, Hallmark Cards and its affiliates, as well as the Borrower as a nominal defendant, by a minority stockholder of the Borrower regarding the recapitalization proposal (the “Proposal”) which the Borrower received from Hallmark Cards.  The plaintiff is S. Muoio & Co. LLC which owns beneficially approximately 5.8% of the Borrower's Class A common stock, according to the complaint and filings with the Securities and Exchange Commission. The Proposal, which the Borrower publicly announced on May 28, 2009, provides for a recapitalization of its outstanding debt to Hallmark Cards affiliates in exchange for new debt and convertible preferred stock of the Borrower. The lawsuit claims to be a derivative action and a class action on behalf of the plaintiff and other minority stockholders of the Borrower. The lawsuit alleges, among other things, that, the defendants have breached fiduciary duties owed to the Borrower and minority stockholders in connection with the Proposal. The lawsuit includes allegations that if the Proposal is consummated, an unfair amount of equity would be issued to the majority stockholder, thereby reducing the minority stockholders' equity and voting interests in the Borrower, and that the majority stockholder would be able to eliminate the minority stockholders through a short-form merger. The complaint requests the court to enjoin the defendants from consummating the Proposal and to award plaintiff fees and expenses incurred in bringing the lawsuit.

On July 22, 2009, a Stipulation Providing for Notice of Transaction (the “Stipulation”) was filed with the Delaware Court of Chancery.  The Stipulation provided that the Borrower cannot consummate the transaction contemplated in the Proposal until not less than seven weeks after providing the plaintiff with a notice of the terms of the proposed transaction, including copies of the final transaction agreements.  If the plaintiff moves for preliminary injunctive relief with respect to any such transaction, the parties will establish a schedule with the Court of Chancery to resolve such motion during the seven week period.  In addition, following the decision of the Court of Chancery, the Borrower will not consummate any transaction for a period of at least one week, during which time any party may seek an expedited appeal.  The Stipulation further provides that the plaintiff shall withdraw its motion for preliminary injunction filed on July 13, 2009 and that the action shall be stayed until the earlier of providing the notice of a transaction or an announcement by the Borrower that it is no longer considering a transaction.

Schedule 3.8

Brokers & Fees

Morgan Stanley & Co.

Houlihan Lokey Howard & Zukin